Exhibit 99.2

Blueknight Closes Sale of Crude Oil Terminalling Business and Completes Transition to Pure-Play Infrastructure Terminalling Company

TULSA, March 01, 2021 -- Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) announced today that it has closed its previously-announced sale of its crude oil terminalling segment to Enbridge, Inc. (NYSE: ENB) for a purchase price of $132 million, subject to customary post-closing adjustments and excluding crude oil linefill and inventory.

Including the previously-announced sale of its crude oil pipeline and trucking segments, both of which closed in February 2021, Blueknight has successfully completed an exit of its crude oil business, strategically positioning the Partnership as a pure-play terminalling company focused on infrastructure and transportation end-markets.

“Exiting our crude oil businesses has been a top priority for Blueknight since early 2020,” said Andrew Woodward, Chief Executive Officer. “Now with a more focused strategy and business model, coupled with an improved leverage profile and available liquidity, we believe we are well-positioned to identify and capture growth opportunities and benefit from long-term positive investment trends in U.S. infrastructure.”

Total cash consideration for the combined crude oil terminalling, pipeline, and trucking transactions was approximately $164 million, including estimated crude oil linefill and inventory and is subject to customary post-closing adjustments. Net proceeds, after transaction costs, will be used initially to reduce borrowings outstanding under the Partnership’s revolving credit facility and for general partnership purposes.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 8.8 million barrels of liquid asphalt storage capacity across 53 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling and innovative solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Investor Contact:

Chase Jacobson, Blueknight Investor Relations

(918) 237-4032

investor@bkep.com